Exhibit 10.19

GENERAL MILLS, INC.

STOCK OPTION GRANT

AGREEMENT

THIS GRANT dated             , is made by GENERAL MILLS, INC., (the “Company”), and made to the person named above (the “Optionee” or referred to as “I”, “you” or “my”). The Grant is made under the General Mills, Inc. 2017 Stock Compensation Plan (“Plan”), and is subject to the terms and conditions contained in the Plan document, as amended, and this Grant document.

1.	The Company grants to the Optionee under the Plan the following non-qualified option to purchase the Company’s common stock, subject to the terms below:

Number of shares subject to the Stock Option:

Purchase price per share upon exercise of Stock Option:

Type of Stock Option:	Non-Qualified

Date Exercisable:

Expiration Date:

2.	This Grant is subject to the condition that it not be sold, exchanged, transferred, pledged or otherwise disposed of other than as provided under the Plan and this Grant document. The Optionee agrees to cooperate with the Company in any way needed in order to comply with, or fulfill the terms of the Plan and this Grant document.

3.	This Grant is not taken into account for purposes of calculating “earnable compensation” for any of the Company’s retirement plans, any severance payments, bonuses, or similar payments.

4.	The Company may take such actions as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Optionee, are withheld or collected from the Optionee. Optionee hereby consents to such withholding and/or other collection from the shares subject to this Grant or any other compensation.

5.	The Optionee acknowledges that the Stock Option granted hereunder is subject to forfeiture, and/or limited exercise period, if the Optionee’s employment by the Company (or a subsidiary) terminates under certain circumstances, as herein provided.

(a)	Resignation or Termination for Cause. If the Optionee’s employment by the Company is terminated by either

(i)	resignation, or

(ii)	a Company discharge due to Optionee’s illegal activities, poor work performance, misconduct or violation of the Company’s Code of Conduct, policies or practices,

then if these Stock Options are exercisable on the date of resignation or termination for cause, they shall expire three months after such resignation/termination (but in no event beyond the Expiration Date); and if these Stock Options are not yet exercisable, then they shall be cancelled and forfeited immediately with no ability to be exercised.

(b)	Involuntary Termination. If the Optionee’s employment by the Company terminates involuntarily at the initiation of the Company for any reason other than specified in Plan Section 11, or (a), (d) or (e) herein, and upon the execution (without revoking) of an effective general legal release and such other documents as are satisfactory to the Company, the following rules shall apply:

(i)	In the event that, at the time of such involuntary termination (last day of active employment), the sum of the Optionee’s age and years of service with the Company equals or exceeds 70, and (A) if these Stock Options are not yet exercisable, they shall become exercisable on the Date Exercisable and remain so until the Expiration Date; or (B) if these Stock Options are exercisable, they shall remain so until their Expiration Date.

(ii)	In the event that, at the time of such involuntary termination (last day of active employment), the sum of the Optionee’s age and years of service with the Company is less than 70, and (A) if these Stock Options are already exercisable on the date of termination, they shall remain exercisable for the lesser of one year from the date of termination, or until the Expiration Date; or (B) if these Stock Options are not yet exercisable, they shall become exercisable as of the date of termination, in a pro-rata amount based on actual employment completed during the period from the date of grant to the Date Exercisable, with such newly-exercisable Stock Options remaining exercisable for one year from the date of termination. Stock Options that do not become exercisable based on the previous provisions shall be forfeited as of the date of termination.

(c)	Death. If an Optionee dies while employed by the Company, Stock Options hereby granted shall fully vest and become exercisable upon death and may be exercised by the person designated as such Optionee’s beneficiary or beneficiaries or, in the absence of such designation, by the Optionee’s estate. These Stock Options shall remain exercisable for the remaining full term.

(d)	Retirement. If the termination of employment is due to retirement on or after age 55 and completion of at least five years of Company service, the Optionee may, effective as of the Date Exercisable, exercise all these Stock Options until the Expiration Date. Notwithstanding the above, the terms of this paragraph (d) shall not apply to an Optionee who, prior to a Change of Control, is terminated for cause as described in (a)(ii); said Optionee shall be treated as provided in (a).

(e)	Spin-offs and Other Divestitures. If the termination of employment is due to the divestiture, cessation, transfer, or spin-off of a line of business or other activity of the Company, the Committee, in its sole discretion, shall determine the conversion, vesting, or other treatment of these Stock Options.

6.	The Optionee agrees to cooperate with the Company in any way needed in order to comply with, or fulfill the terms of the Plan and this Grant document. As a term and condition of this Grant, Optionee agrees to the following terms:

(a)	I agree to use General Mills Confidential Information only as needed in the performance of my duties, to hold and protect such information as confidential to the Company, and not to engage in any unauthorized use or disclosure of such information for so long as such information qualifies as Confidential Information. I agree that after my employment with the Company terminates for any reason, including “retirement” as that term is used in the Plan, I will not use or disclose, directly or indirectly, Company Confidential Information for any purpose, unless I get the prior written consent of my manager to do so.

This document does not prevent me from filing a complaint with a government agency (including the Securities and Exchange Commission, Department of Justice, Equal

Employment Opportunity Commission and others) or from participating in an agency proceeding. This document also does not prevent me from providing an agency with information, including this document, unless such information is legally protected from disclosure to third parties. I do not need prior company authorization to take these actions, nor must I notify the company I have done so.

Also, as provided in 18 U.S.C. 1833(b), I cannot be held criminally or civilly liable under any federal or state trade secret law for making a trade secret disclosure: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

General Mills Confidential Information means any non-public information I create, receive, use or observe in the performance of my job at General Mills. Examples of Confidential Information include marketing, merchandising, business plans, business methods, pricing, purchasing, licensing, contracts, employee, supplier or customer information, financial data, technological developments, manufacturing processes and process specifications, product formulas, ingredient specifications, software code, and all other proprietary information which is not publicly available to others.

Prior to leaving the Company, I agree to return all materials in my possession containing Confidential Information, as well as all other documents and other tangible items provided to me by General Mills, or developed by me in connection with my employment with the Company.

(b)	I agree that for one year after I leave the Company, including retiring from the Company, I will not work on any product, brand category, process, or service: (i) on which I worked, or about which I had access to Confidential Information, in the year immediately preceding my termination (including retirement) from General Mills, and (ii) which competes with General Mills products, brand categories, processes, or related services.

(c)	I agree that for one year after I leave General Mills, including retiring from the Company, I will refrain from directly or indirectly soliciting Company employees for the purpose of hiring them or inducing them to leave their employment with the Company.

A breach of the obligations set forth in this paragraph may result in the rescission of the Grant, termination and forfeiture of any unvested or un-exercised Options, and/or required payment to Company of all or a portion of any monetary gains acquired by Optionee as a result of the Grant, unless the Grant vested and was settled more than four (4) years prior to the breach. The foregoing remedies are in addition to, and not in lieu of injunctive relief and/or any other legal or equitable remedies available under applicable law.

7.	The Optionee acknowledges that he/she has reviewed a copy of the Plan’s Prospectus, including a copy of the Plan itself.

8.	This Grant is specifically made subject to the Company’s Executive Compensation Clawback Policy.

9.	Any dispute regarding the interpretation of this Grant document or the terms of the Plan shall be submitted to the Compensation Committee or its delegate who shall have the discretionary authority to construe the terms of this Grant document, the Plan terms, and all documents ancillary to this Grant. The decisions of the Compensation Committee or its delegate shall be final and binding, and any reviewing court of law or other party shall defer to its decision, overruling it if, and only if, it is arbitrary and capricious. In no way is it intended that this review standard subject the Plan or Grant to the Employee Retirement Income Security Act. In addition, without limiting the effect of the previous provisions of this paragraph, a court of law or other party asked to adjudicate a dispute among the parties shall construe and interpret this Grant document and the terms of the Plan in accordance with the laws of the state of Delaware without regard to conflict of law principles.

10.	This Grant document will continue in effect despite any changes in terms and conditions of Optionee’s employment. This Grant’s restrictions are severable, and in the event a court determines the obligations and restrictions set forth herein cannot be enforced as written, the court will enforce the restrictions to lesser extent as allowed by law, and/or reform the restriction to make it enforceable to protect General Mills’s business interests. If any provision contained in this Grant document is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions shall remain in full force and effect.

A copy of the Plan and the Prospectus to the General Mills, Inc. 2017 Stock Compensation Plan is available on the G&Me by searching “2017 Stock Compensation Plan”. A copy of the Company’s latest Annual Report on Form 10-K is also available on the Company’s website at www.generalmills.com under Investor Information/Annual Reports.

GENERAL MILLS, INC.